UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report
March 26, 2009
Date of Earliest Event Reported March 23, 2009

SYNCORA HOLDINGS LTD
(Exact name of registrant as specified in its charter)

BERMUDA	001-32950	Not Applicable
(Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court
22 Victoria Street
Hamilton, Bermuda HM12
(Address of principal executive offices, including zip code)

(441) 295-7135
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Effective as of March 23, 2009, Claude L. LeBlanc, Special Advisor to the Syncora Board of Directors, and Syncora Holdings Ltd. (“Syncora”) entered into an extension and Amended and Restated Employment Agreement (the “Agreement”).

     The Agreement further amends and restates Mr. LeBlanc’s existing Employment Agreement with Syncora, which was most recently amended and restated as of August 28, 2008. The Agreement is substantially similar to the Agreement as in effect prior to its amendment and restatement. The Agreement provides that (i) Mr. LeBlanc’s base salary will remain unchanged; (ii) starting on May 1, 2009, Mr. LeBlanc is entitled to receive a retention payment equal to $25,000 per month for each month that he continues his employment with Syncora; (iii) Mr. LeBlanc’s salary and monthly retention payments are guaranteed through December 31, 2009 so long as he remains employed with Syncora through that date or is terminated earlier without cause; and (iv) for 2009 and future years, Mr. LeBlanc is eligible to receive an annual bonus under Syncora’s annual incentive compensation plan at a target of 75% of his base salary. However, as under the Agreement prior to its amendment and restatement, no minimum annual bonus is guaranteed. Other than the guarantee described above, Mr. LeBlanc’s employment may be terminated upon 60 days’ notice without payment of any severance pay.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Dated March 25, 2009

Syncora Holdings Ltd.
(Registrant)

By:	/s/ Susan Comparato
	Name:	Susan Comparato
	Title:	Acting Chief Executive Officer and President